Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/Corp. Communications
ArQule, Inc.
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE

ARQULE PROVIDES UPDATES ON CLINICAL TRIALS IN HEPATOCELLULAR

CARCINOMA AND NON-SMALL CELL LUNG CANCER WITH TIVANTINIB

Data Monitoring Committee approves continuation of Phase 3 METIV-HCC liver cancer trial following safety and pharmacokinetic analyses

Asian partner Kyowa Hakko Kirin provides top-line data on ATTENTION trial in non-squamous non-small cell lung cancer

Woburn, MA, January 16, 2014 – ArQule, Inc. (Nasdaq: ARQL) today provided clinical updates on the ongoing pivotal Phase 3 METIV-HCC trial in hepatocellular carcinoma (liver cancer) conducted by the Company and its partner, Daiichi Sankyo Co., Ltd., and on the completed amended Phase 3 ATTENTION trial in non-squamous non-small cell lung cancer (NSCLC) conducted in Asian territories by its partner, Kyowa Hakko Kirin Co., Ltd.

METIV-HCC Trial

The Data Monitoring Committee (DMC) of the METIV-HCC trial has recommended continuation of the ongoing pivotal Phase 3 METIV-HCC trial of tivantinib as a single agent in hepatocellular carcinoma with a lower dose of tivantinib, 120 milligrams (mg) tablets administered twice daily (BID). This decision followed the DMC’s review of data analyses from a predefined number of patients who received this lower dose.

Recently completed safety analyses among patients treated with 120 mg BID tivantinib tablets showed that the incidence of neutropenia was reduced with this lower dose. In addition, pharmacokinetic analyses from this patient cohort, reviewed by the DMC, demonstrated that the plasma exposure of the 120 mg BID tablets dose was comparable to the exposure achieved with the 240 mg BID capsules dose employed in the Phase 2 trial, with similar medians and overlapping ranges.

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A dose reduction from 240 mg BID tablets to 120 mg tablets BID was implemented in September, 2013 following the observation of a higher incidence of neutropenia in the initial phase of the METIV-HCC trial than was observed in the Phase 2 trial in the same patient population where a 240 mg BID capsule dose was administered. Certain enhanced patient monitoring procedures had been temporarily instituted to confirm the safety profile of the lower dose.

The METIV-HCC trial is a pivotal randomized, double-blind study of tivantinib as single agent therapy in previously treated patients with MET diagnostic-high, inoperable HCC. The primary endpoint is overall survival in the intent-to-treat population, and the secondary endpoint is progression free survival in the same population. METIV-HCC is being conducted under a Special Protocol Assessment (SPA).

ATTENTION Trial

Kyowa Hakko Kirin has provided the Company with top-line results of the amended Phase 3 ATTENTION clinical trial evaluating the combination of tivantinib (ARQ 197) and erlotinib in patients with advanced or metastatic non-squamous non-small cell lung cancer (NSCLC) with wild-type EGFR (epidermal growth factor receptor) in Asia (Japan, Korea and Taiwan).

Enrollment in ATTENTION had been originally planned for 460 patients, and the trial’s statistical analysis plan was calibrated accordingly and remained unchanged. Recruitment of new patients was permanently suspended in October, 2012 based on a recommendation by the trial’s Safety Review Committee following an observed imbalance in interstitial lung disease (ILD) cases as a drug-related adverse event. Patients who received treatment in ATTENTION as of October, 2012 were allowed to continue thereafter in the trial after being re-consented, and including such patients, a total of 307 patients were included in the final analysis.

In the ITT population, overall survival (OS) favored the treatment arm of tivantinib plus erlotinib compared to the erlotinib only control arm, but it was not statistically significant (median OS of 12.9 months vs 11.2 months, hazard ratio = 0.89, p = 0.4). Progression free survival (PFS) and overall response rate (ORR) results also showed a numerical trend toward improvement favoring the treatment arm.

The safety profile observed in ATTENTION was in line with what had been previously observed in other NSCLC trials with tivantinib, with the exception of a reported imbalance in ILD, which is a known adverse event in Japanese patients treated with EGFR inhibitors such as erlotinib. In the Phase 3 MARQUEE trial in non-squamous NSCLC conducted in Western countries, no imbalance was observed in the incidence of ILD between treatment and control arms, with one case (0.2%) reported in the treatment arm and four cases (0.8%) in the control arm.

ATTENTION is a Phase 3 randomized, double-blind trial comparing OS of second or third line non-squamous NSCLC patients with wild-type EGFR treated with tivantinib and erlotinib to OS of patients treated with placebo and erlotinib. Complete data from this study, including biomarker analyses, are expected to be presented at a future scientific meeting.

About MET and Tivantinib (ARQ 197)

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Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase, which is currently in Phase 2 and 3 clinical trials. In certain healthy adult cells, MET is present in low to normal levels to support natural cellular function, but in some cancer cells, MET is inappropriately and continuously activated. When abnormally activated, c-Met plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis. The activation of certain cell signaling pathways, including MET, has also been associated with the development of resistance to EGFR inhibitors such as cetuximab.

Pre-clinical data have demonstrated that tivantinib inhibits MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts. In clinical trials to date, treatment with tivantinib has been generally well tolerated and has shown clinical activity in the tumors studied. Tivantinib has not yet been approved for any indication in any country.

About ArQule, Inc. and its Partners for the Development of Tivantinib

On December 19, 2008, ArQule and Daiichi Sankyo Co., Ltd. signed a license, co-development and co-commercialization agreement to co-develop tivantinib in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, areas for which Kyowa Hakko Kirin has exclusive rights for development and commercialization under an exclusive license agreement signed with ArQule in 2007.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR). ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent and selective against their targets.

This press release contains forward-looking statements regarding the METIV-HCC clinical trial with tivantinib in hepatocellular carcinoma (HCC) conducted with Daiichi Sankyo and the ATTENTION clinical trial with tivantinib in combination with erlotinib in non-squamous non-small cell lung cancer conducted by Kyowa Hakko Kirin as well as the Company’s agreements with both Daiichi Sankyo and Kyowa Hakko Kirin. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. There can be no assurance that tivantinib alone or in a combination therapy will demonstrate promising therapeutic effects in pivotal or other trials; in addition, tivantinib may ultimately not demonstrate an appropriate safety profile in later stage or larger scale clinical trials, such as METIV-HCC, including among patients with underlying cirrhosis and compromised liver function, as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable

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regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing tivantinib that could lead the Company, Daiichi Sankyo or Kyowa Hakko Kirin to discontinue development. Even if later stage clinical trials are successful, unexpected concerns may arise from analyses of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing of completion of clinical trials like METIV-HCC is subject to the ability of the Company or its partners to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome ongoing or emergent regulatory issues and address other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved promptly, or at all. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate the tivantinib license agreement with the Company. If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.